Exhibit 10.2

TRANSACTION BONUS AGREEMENT

THIS TRANSACTION BONUS AGREEMENT (this “Agreement”) is entered into effective as of December 5, 2025 (the “Effective Date”), by and between Crawford United Corporation, an Ohio corporation (collectively with its subsidiaries the “Company”), and Edward Crawford (“Director”).

WHEREAS, Director is an independent contractor of the Company and provides valuable services to the Company;

WHEREAS, the Company recognizes the importance of retaining key individuals during periods of potential corporate change; and

WHEREAS, the Company desires to create an incentive for Director to (a) remain with the Company through the closing of any potential consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of capital stock of any class, or any securities convertible into such capital stock, of the Company would be converted into cash, securities, or other property, other than a merger or consolidation of the Company with an affiliate or in which the holders of all of the shares of all classes of the Company’s capital stock immediately prior to the merger or consolidation would own at least a majority of the voting power of the surviving corporation (or the direct or indirect parent company of the surviving corporation) immediately after the merger or consolidation (the “Company Sale”), and (b) facilitate the Company Sale, in the form of a transaction bonus to be paid in cash in connection with the closing of the Company Sale (the “Closing Date”), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the premises, covenants and agreements contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Transaction Bonus. If the Director remains continuously engaged with the Company through the Closing Date, then Director shall be entitled to receive (a) a one-time bonus in the amount of $1,000,000 (the “Transaction Bonus”), subject to the terms of this Agreement.

2.          Payment of the Transaction Bonus. If earned, the Transaction Bonus will be paid in a cash lump sum no later than thirty (30) days following the Closing Date.

3.            Acknowledgments of Director. Director understands, acknowledges and agrees that:

(a)     In order to be eligible to receive the Transaction Bonus, Director must (i) remain continuously engaged by the Company from the Effective Date through the Closing Date, and (ii) execute a general release in favor of the Company and its affiliates, in the form attached hereto as Exhibit A (the “Release Agreement”), on or before the Closing Date. If Director’s engagement terminates for any reason or no reason prior to the Closing Date, then this Agreement shall become null and void ab initio and of no further force or effect, and Director shall not be entitled to receive the Transaction Bonus or any other consideration in respect thereof.

(b)    It is the intention and purpose of the Company and Director that this Agreement shall be, at all relevant times, in compliance with (or exempt from) Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and this Agreement shall be so interpreted and administered. In no event, however, shall this Section or any other provision of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement. The Company makes no representations concerning the tax consequences of Director’s participation in this Agreement under Code Section 409A or any other federal, state or local tax law. The Company shall have no responsibility for tax or legal consequences to Director resulting from the terms of this Agreement. Neither the Company nor any of its affiliates, directors, officers, employees or advisers shall be liable to Director (or any other individual claiming a benefit through Director) for any tax, interest or penalties Director might owe as a result of this Agreement.

(c)     The contingent right to receive the Transaction Bonus does not constitute an ownership interest in the Company, and Director shall have no rights as a stockholder of the Company.

(d)    Notwithstanding anything contained in this Agreement (or any other agreement between Director and the Company) to the contrary, the Company shall be entitled to deduct and withhold from any amounts distributable to or with respect to the Transaction Bonus as may be required by the Internal Revenue Code of 1986 (as amended) or under any foreign, state or local law in connection with the payment of, or otherwise with respect to, the Transaction Bonus. In the event that the Company does not make such deductions or withholdings, Director shall indemnify the Company for any amounts paid or payable by the Company with respect to any such taxes, together with any interest, penalties and additions to tax and any related expenses thereto.

4.           Termination of Agreement. If the Closing Date has not occurred prior to December 31, 2026, this Agreement will automatically terminate on December 31, 2026 and be null and void ab initio and of no further force or effect, and the Company shall have no further obligation with respect to the Transaction Bonus or under this Agreement.

5.            Miscellaneous.

(a)     Employment Status. Nothing in this Agreement is intended to be or may be construed as an offer, promise or commitment by the Company to extend or guaranty employment or engagement to Director for any period of time, or as a limitation on the right of the Company to terminate Director’s engagement at any time, with or without cause, subject to the terms and conditions hereof and any applicable agreement or offer letter (if applicable). The Company shall have no duty or obligation to disclose to Director, and Director shall have no right to be advised of, any material information regarding the Company at any time prior to, upon or in connection with a Company Sale, following the termination of Director’s service to the Company, or otherwise.

(b)    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

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(c)    Unfunded Arrangement. The Transaction Bonus hereunder shall not be deemed to create a trust or other funded arrangement. Director’s rights with respect to the Transaction Bonus shall be those of a general unsecured creditor of the Company, and under no circumstances shall Director have any other interest in any assets of the Company by virtue of the award of the Transaction Bonus. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations with respect to the Transaction Bonus.

(d)    No Obligation; Discretion. No provision of this Agreement shall be interpreted to impose an obligation on the Company to accept, agree to or otherwise consummate a Company Sale. The decision to consummate a Company Sale, and all terms and conditions of such transaction, including the amount, timing and form of consideration to be provided in connection therewith, shall be within the sole and absolute discretion of the Company.

(e)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Director and their respective successors, heirs and assigns. Director shall not assign Director’s rights or delegate Director’s duties, by operation of law or otherwise, under this Agreement without the prior written consent of the Company.

(f)    Offset. Notwithstanding anything contained in any agreement between Director and any member of the Company to the contrary and regardless of whether such amounts are being paid hereunder or pursuant to another agreement between Director and the Company, whenever the Company is to pay any sum to Director, any amounts that Director owes or may owe to the Company may be deducted from that sum before payment.

(g)    Entire Understanding; Amendments. This Agreement, as it may be amended from time to time by a written instrument signed by both parties, and the Release Agreement contain the entire understandings between the parties with respect to the subject matter hereof, and any other agreements or understandings, oral or written, between the parties with respect to such subject matter are superseded. For the avoidance of doubt, any confidentiality and restrictive covenants to which Director may be subject for the benefit of the Company or any of its affiliates are not superseded or otherwise affected by this Agreement.

(h)    Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Ohio, without regard to conflict of laws principles.

(i)    Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

(j)    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.

(k)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile or by portable document format (.pdf) image and shall be deemed originals for all purposes hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Transaction Bonus Agreement on the Effective Date.

COMPANY:
CRAWFORD UNITED CORPORATION

By:	/s/ Brian E. Powers
Brian E. Powers, Chief Executive Officer

DIRECTOR:

/s/ Edward F. Crawford
Edward Crawford, Chairman

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Exhibit A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Agreement”), is made as of [●] by and between Crawford United Corporation (collectively with its subsidiaries the “Company”), and Edward Crawford (“Director”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Transaction Bonus Agreement (as defined below).

WHEREAS, Director and the Company are parties to that certain Transaction Bonus Agreement, dated as of [●], 2025 (the “Transaction Bonus Agreement”); and

WHEREAS, the execution and delivery of this Agreement is a condition to Director’s receipt of the Transaction Bonus under the Transaction Bonus Agreement.

NOW, THEREFORE, for and in consideration of the premises, covenants and agreements contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.    CONSIDERATION

Section 1.01    Transaction Bonus. In consideration of the terms and conditions of this Agreement, including the Release of Claims set forth in Article II, the Company agrees to pay the Transaction Bonus consistent with the terms of the Transaction Bonus Agreement.

Section 1.02     Other Agreements. All other agreements between the parties shall remain in full force and effect, pursuant to the terms thereof, and unaffected by the terms hereof.

Section 1.03   Adequacy of Consideration. Director hereby agrees and acknowledges that the payments and benefits described in this Article I constitute adequate consideration for Director’s covenants and obligations set forth herein, including the Release of Claims set forth in Article II.

ARTICLE II.    RELEASE OF CLAIMS

Section 2.01    Release. Effective on receipt of the Transaction Bonus, Director, for himself or herself and his or her estate, executor, administrator and permitted assigns (each, an “Director Releasor”), hereby voluntarily, unconditionally, irrevocably and absolutely releases, acquits and forever discharges, to the fullest extent permitted by law, the Company and its parents, and each of their respective subsidiaries and affiliates, and each of their respective current, former and future managers, officers, directors, equityholders, partners, affiliates, agents, owners, members, representatives, employees, attorneys, insurers and benefit plans (and all administrators and fiduciaries of any such benefit plans), and all of their respective predecessors, successors, heirs and assigns in their personal and representative capacities (each, a “Company Releasee”) of, from and against any and all claims, liability, actions, causes of action, controversies, crossclaims, counterclaims, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law or in equity, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively, “Claims”), which such Director Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising prior to the date hereof, including, but not limited to, any allegation, Claim or violation arising under any federal, state or local civil or human rights law, or under any other local, state or federal law (including, but not limited to, under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act), or under any public policy, contract or tort, or under common law, or under any policies, practices or procedures of the Company or any Company Releasees, or for wrongful discharge, breach of contract, infliction of emotional distress or defamation, or for costs, fees or other expenses, including attorneys’ fees incurred in these matters; provided, however, that this release does not extend to any claim to enforce the terms of, and Director’s rights under, (a) this Agreement, (b) any claim for benefits under the Employee Retirement Income Security Act of 1974, as amended, (c) with respect to any other compensatory arrangement between Director and the Company that has not been paid in full as of the date hereof, or (d) if Director is or was an officer or director of the Company, any rights of Director to indemnification under the Company’s organizational documents. Director, on his or her own behalf and on behalf of all other Director Releasors, agrees not to assert any such claims against any Company Releasee. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY RELEASEES.

Section 2.02     Release of Unknown Claims. Director understands that Director may later discover Claims or facts that may be different from, or in addition to, those that Director now knows or believes to exist regarding the subject matter of the release contained herein, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and Director’s decision to enter into it. Nevertheless, Director intends to fully, finally, and forever settle and release all claims that now exist, may exist, or previously existed, as set out in the release contained in this Agreement, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts.

Section 2.03     Acknowledgments. Director acknowledges that: (a) Director has carefully read and fully understands all of the provisions of this Agreement; (b) Director has not relied on any representations of any member of the Company or any of its representatives, managers, officers, directors, executives or agents to induce Director to enter into this Agreement, other than as specifically set forth herein; (c) Director is fully competent to enter into this Agreement and has not been pressured, coerced or otherwise unduly influenced to enter into this Agreement; and (d) Director has voluntarily entered into this Agreement of Director’s own free will. Director further acknowledges that no member of the Company makes any representation or warranty regarding the tax treatment of any of the payments made to Director under any provision of this Agreement, and that Director is solely responsible for compliance with applicable federal, state, and local tax law and regulations regarding all of the payments received by Director pursuant to this Agreement.

ARTICLE III.    MISCELLANEOUS PROVISIONS

Section 3.01     Entire Agreement. This Agreement, as it may be amended from time to time by a written instrument signed by both parties, and the Transaction Bonus Agreement contain the entire understandings between the parties with respect to the subject matter hereof, and any other agreements or understandings, oral or written, between the parties with respect to such subject matter are superseded.

Section 3.02    Warranty/Representation. Director warrants and represents that, prior to and including the date hereof, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person, and no other person has or has had any interest in any such claims, demands, causes of action or obligations, and that Director has the sole right to execute this Agreement.

Section 3.03    Invalidity. The parties hereto agree that the invalidity or unenforceability of any provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

Section 3.04     Injunctive Relief and Additional Remedy. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages and costs (including attorneys’ fees) by reason of any breach of any provision of this Agreement (including any provision of Article II) and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto shall be entitled to specific performance and/or injunctive relief (without posting bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 3.05    Covenants of Article II are Essential and Independent. The covenants by Director in Article II are essential elements of this Agreement, and without Director’s agreement to comply with such covenants, the Company would not have entered into this Agreement or offered Director the consideration provided hereunder. Director’s covenants in Article II are independent covenants and the existence of any claim by Director against any member of the Company under this Agreement or otherwise, or against any affiliate of any member of the Company, will not excuse Director’s breach of any covenant in Article II.

Section 3.06     Obligations Contingent on Performance. The obligations of the Company hereunder, including the obligation to make the payments described in Article I, are contingent upon Director’s performance of Director’s obligations hereunder and under the Transaction Bonus Agreement.

Section 3.07    Binding Effect; Delegation of Director’s Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs, and legal representatives, including any affiliate to which the Company may assign this Agreement or any entity with which the Company may merge or consolidate or to which its equity or assets (all or substantially all) may be transferred. The duties and covenants of Director under this Agreement, being personal, may not be delegated or assigned.

Section 3.08    Waiver. The rights and remedies of the parties hereto are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement may be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 3.09     Notices. Any notice hereunder to the Company shall be addressed to the Company principal executive office (10514 Dupont Avenue, Cleveland, OH 44108), Attention: Brian Powers, and any notice hereunder to Director shall be addressed to Director at Director’s last address (physical or email) on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed effectively given: (a) upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service); or (b) when transmitted via electronic mail.

Section 3.10     Offset. Notwithstanding anything contained in any agreement between Director and any member of the Company to the contrary and regardless of whether such amounts are being paid hereunder or pursuant to another agreement between Director and a member of the Company, whenever a member of the Company is to pay any sum to Director, any amounts that Director owes or may owe to a member of the Company may be deducted from that sum before payment, subject to Code Section 409A.

Section 3.11     Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Ohio, without regard to conflict of laws principles. The parties hereto agree that any lawsuit between them arising under this Agreement shall be filed in any state or federal court located in the State of Ohio, and each of the parties hereto hereby agrees, acknowledges and submits itself or himself or herself to the exclusive jurisdiction and venue of such courts for the purposes of such lawsuit, and agrees to accept service of process in accordance with the provisions for delivery of notice set forth in Section 3.09.

Section 3.12    Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. All rights of the Company hereunder may, at the request of the applicable member of the Company, be exercised in whole or in part by one or more affiliates or designees of the Company.

Section 3.13     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile or by portable document format (.pdf) image and shall be deemed originals for all purposes hereunder.

CAUTION TO DIRECTOR: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS DESCRIBED HEREIN AGAINST EACH MEMBER OF THE COMPANY AND THE OTHER COMPANY RELEASEES ON OR PRIOR TO THE DATE OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Release Agreement on the date first written above.

COMPANY:
CRAWFORD UNITED CORPORATION

By:

Name:

Title:

DIRECTOR:

Edward Crawford, Chairman

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